EXHIBIT 99.1
NEWS RELEASE

INVESTOR RELATIONS CONTACT:
J. Eric Bjornholt, CFO..... (480) 792-7804
Gordon W. Parnell, VP Business Development & IR.....(480) 792-7374

MICROCHIP TECHNOLOGY CLOSES
$750 MILLION CREDIT AGREEMENT

CHANDLER, Arizona - August 18, 2011 -- (NASDAQ:MCHP) - Microchip Technology Incorporated, a leading provider of microcontroller, analog and Flash-IP solutions, announced today that it has executed a new $750 million unsecured credit agreement with a group of lenders. Loans under this facility are expected to be used for general corporate purposes. The agreement has an option to increase the amount available to $1 billion and has a five-year term.

Steve Sanghi, President and CEO, said, “Microchip's strong execution and business model have allowed us to put this revolving line of credit in place under very favorable terms. The facility provides us with additional flexibility to pursue our business objectives.”

JP Morgan Securities and Wells Fargo Securities served as Joint Bookrunners and Joint Lead Arrangers for this transaction.

Cautionary Statement:

The statement contained in this release relating to use of proceeds and the additional flexibility to pursue our business objectives are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: the timing and amount of any loans under the facility, our ability to comply with the covenants and other terms of the facility, our ability to identify and execute on our business objectives; our other needs for capital to fund our business or for any acquisitions we may make; our
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Microchip Technology Incorporated 2355 West Chandler Blvd. Chandler, AZ 85224-6199 Main Office 480•792•7200 FAX 480•899•9210

Microchip Technology
Closes $750 Million
Credit Agreement

balance of cash and investments and cash flows from our business; disruptions in the credit markets and general economic, industry or political conditions in the United States or internationally. For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip's website (www.microchip.com) or the SEC's website (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this August 18, 2011 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Incorporated is a leading provider of microcontroller, analog and Flash-IP solutions, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip website at www.microchip.com.

The Microchip logo and name are registered trademarks of Microchip Technology Incorporated.

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